Exhibit 99.1

After a Successful Launch of its Design-Build Division, urban-gro, Inc. Signs Over $50 Million in Design-Build Contracts in the Third Quarter

LAFAYETTE, Colo., October 11, 2022 — urban-gro, Inc. (Nasdaq: UGRO) (“urban-gro” or the “Company”), an integrated professional services and design-build firm offering solutions to the Controlled Environment Agriculture (“CEA”) and Commercial sectors, today provided an update on the success of its design-build division and reiterated its guidance for the third quarter 2022.

After the acquisition of Emerald Construction Management in the second quarter, urban-gro launched its full turnkey design-build solution where the Company provides a single point of responsibility, and manages architecture, engineering, cultivation design, construction, as well as equipment procurement and integration. urban-gro’s leading, in-house professional services team provides design-build solutions for cultivation facilities, retail dispensaries, and various building-types within the industrial and healthcare sectors.

These incremental design-build contracts represent more than $50 million of signed projects in the third quarter, and are from a diverse set of clients including cannabis CEA clients, as well as leading global consumer packaged goods enterprises. Design-build contracts are typically recognized over a timeline of 6 to 24 months and are separate from any associated professional services or equipment system orders.

Bradley Nattrass, Chairman and Chief Executive Officer, commented, “Client interest and engagement in our turnkey design-build capabilities have continued to progress as expected, and these new contracts demonstrate tangible value for urban-gro and our clients. While we are reiterating our third quarter guidance, the momentum we have established entering the fourth quarter gives me great confidence that the investments we are making in the business are positioning urban-gro for sustainable and consistent global growth over the long-term.”

About urban-gro, Inc.

urban-gro, Inc.® (Nasdaq: UGRO) is an integrated professional services and design-build firm. We offer value-added architectural, engineering, and construction management solutions to the Controlled Environment Agriculture (“CEA”), industrial, healthcare, and other commercial sectors. Innovation, collaboration, and creativity drive our team to provide exceptional customer experiences. With offices across North American and in Europe, we deliver Your Vision – Built. Learn more by visiting www.urban-gro.com.

Investor Contacts:

Dan Droller: urban-gro, Inc.

EVP Corporate Development & Investor Relations

-or-

Jeff Sonnek: ICR, Inc.

(720) 730-8160

investors@urban-gro.com

Media Contact:

Mark Sinclair – MATTIO Communications

(650) 269-9530

urbangro@mattio.com